For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media Contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality, Inc. Reports Third Quarter 2007 Results

NORFOLK, Neb., November 08, 2007 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 115 hotels with 10,165 rooms in the limited-service, economy and economy extended-stay sectors, today announced results for the third quarter ended September 30, 2007.

Third quarter 2007 revenues rose 51.8 percent to $34.1 million, compared to the same 2006 period. Net income available to common shareholders increased 17.3 percent to $2.3 million, or $0.11 per diluted share, for the 2007 third quarter, compared to $1.9 million, or $0.15 per diluted share, in the like 2006 quarter. Funds from operations (FFO) available to common shareholders increased 34.5 percent to $5.6 million, or $0.26 per diluted share, versus $4.1 million, or $0.30 per diluted share, for the same quarter last year. The lower net income available to common shareholder and FFO per share calculations reflects the greater number of shares outstanding for the quarter ended September 30, 2007, compared to the same quarter a year ago.

Earning before interest, taxes, depreciation and amortization (EBITDA) improved 43.1 percent to $10.0 million in the 2007 third quarter, an increase from $7.0 million in the 2006 third quarter. All of the increases were primarily attributable to the addition of 36 hotels to the company’s portfolio since the close of the 2006 second quarter.

“We target our acquisitions to be accretive to FFO and EBITDA, but recognize there are some challenges with an aggressive acquisition program, which includes the transition to a new owner and management company, implementation of new policies, execution of franchisor product improvement plans and related activities,” said Paul J. Schulte, chairman, president, and CEO of Supertel Hospitality, Inc. “We are working closely with our operators to accelerate the integration of newly acquired properties into our portfolio and believe we have made substantial progress.”

“We also realize that following the company’s raising of equity capital to assist in funding its acquisition program, there may be a temporary reduction in its per share metrics,” he added. “We view this factor as a cost of growth, and believe that longer term, our business model will positively impact our metrics.”

Operating Results

In the 2007 third quarter, compared to the same period a year ago, the company’s 29 same store mid-scale hotels RevPAR increased 1.3 percent, driven by a 3.2 percent increase in average daily rate (ADR).

The company’s 50 same-store economy hotels RevPAR rose 7.6 percent, led primarily by a 7.1 percent increase in occupancy, as well as a 0.5 percent increase in ADR.

The company acquired its initial economy extended-stay hotels late in the 2006 third quarter. As a result, there are no meaningful comparisons for the 2007 third quarter.

RevPAR for the entire same store portfolio increased 4.3 percent to $42.89 for the three months ended September 30, 2007.

Third quarter 2007 hotel and property operations expenses increased $8.3 million of which $7.5 million was due to hotels acquired after July 1, 2006. Same store operating expenses increased $0.8 million, or 5.6 percent, primarily due to payroll, advertising/marketing expenses and room supplies, including some substantial linen upgrade programs for approximately 20 of the company’s same store hotels.

“Marketing efforts, which includes the cost of loyalty programs, have a certain lead time from expenditure before we realize additional revenue,” Schulte noted. “The linen upgrades are an essential part of maintaining franchise quality standards. We are confident these expenditures will result in future positive returns.”

Interest expense increased $1.6 million, due primarily to higher debt related to hotel acquisitions. Depreciation and amortization expense rose $1.1 million in the 2007 third quarter, due primarily to hotel acquisitions.

The company believes property operating income, which is revenue from room rentals and other hotel services, less hotel and property operations expenses, is a useful measure of operating efficiency of the company’s hotel properties. Property operating income rose $3.3 million, or 42.7 percent, for the 2007 third quarter, compared to the like period a year-ago, due primarily to hotel acquisitions.

General and administrative expense for the 2007 third quarter rose $0.2 million, compared to the 2006 third quarter, primarily as a result of increases in salaries and professional fees, associated principally with the company’s acquisition activities and the company’s compliance with Section 404 of the Sarbanes Oxley Act.

Hotel Acquisitions/Renovations

On July 31, the company acquired two Days Inn hotels that it had leased and managed since April 4, 2007. The properties, located in Bossier City, La. (177 rooms) and Fredericksburg, Va., (120 rooms) were purchased from Budget Motels, Inc. for $6.9 million of limited partnership units in the company’s operating partnership.

Schulte added, “We have accelerated some renovation programs for these two hotels, as well as the four hotels acquired from the same seller in April 2007. Completing the renovations immediately should allow us to more quickly realize the benefit of repositioning those properties. The renovations totaling approximately $5 million should be completed by the end of the first quarter of 2008.”

The company remains on schedule to close in December 2007 the acquisition of a hotel portfolio from Musselman Hotels, II, LLC for $14.4 million, pending normal closing conditions. The acquisition will be funded from existing credit facilities and new borrowings to be negotiated.

Outlook

“We do not expect the recent difficulties experienced in the credit market to have a significant impact on Supertel,” Schulte said. “In fact, it may increase the pool of properties available for acquisitions as some owners who will need to refinance may not be able to obtain debt at the same attractive interest rates as that of the past few years. We also expect the tightening in the credit markets may slow the development of new properties,” he noted. “While it will not impact those properties already under construction, we expect it may push off new development currently in the planning stage of the pipeline further into the future, providing a more favorable balance of supply and demand.”

Dividend Increase

The board of directors declared a $0.12½ dividend for the 2007 third quarter, payable October 31, 2007 to shareholders of record as of September 28, 2007. This dividend represents a $0.01 increase over the second quarter dividend and a $0.02 increase over the same year ago period dividend. Based on the closing price of the common shares at the close of business on November 5, 2007, the annualized dividend represents a yield of approximately 6.9 percent.

About Supertel Hospitality, Inc.

As of November, 2007, Supertel Hospitality, Inc. (NASDAQ:SPPR) owns 115 hotels with 10,165 rooms located in 24 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Masters Inn and Savannah Suites. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company’s portfolio concentrates on mid-market and economy limited-service hotels and economy extended-stay hotels, which typically do not offer food and beverage service. For additional information about the company or to make a hotel reservation, please visit the company’s Web site, www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.

The following table sets forth the company’s balance sheet as of September 30, 2007 and December 31, 2006. The company owned 115 hotels at September 30, 2007 and owned 88 hotels at December 31, 2006, (in thousands).

	As of
	September 30,	December 31,
	2007	2006
	(unaudited)

ASSETS
Investments in hotel properties	$ 372,403	$ 254,241
Less accumulated depreciation	72,049	63,509
	300,354	190,732

Cash and cash equivalents	1,751	5,436
Accounts receivable	2,656	1,332
Prepaid expenses and other assets	4,739	3,116
Deferred financing costs, net	1,871	1,532

	$ 311,371	$ 202,148

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 17,191	$ 8,905
Debt	188,956	94,878
	206,147	103,783

Minority interest in consolidated partnerships	10,387	3,528

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 40,000,000 and 10,000,000
shares authorized;1,010,585 and 1,515,258 shares
outstanding, liquidation preference of $10,106
and $15,153	10	15
Preferred stock warrants	-	53
Common stock, $.01 par value, 100,000,000 and
25,000,000 shares authorized;20,557,079 and
19,074,903 shares outstanding.	206	191

Additional paid-in capital	112,770	109,319
Distributions in excess of retained earnings	(18,149)	(14,741)
	94,837	94,837

	$ 311,371	$ 202,148

The following table sets forth the company’s unaudited results of operations for the three and nine months ended September 30, 2007 and 2006, respectively.

Unaudited - In thousands, except per share data:	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUES
Room rentals and other hotel services	$34,057	$22,441	$84,225	$58,249

EXPENSES
Hotel and property operations	23,120	14,777	58,378	39,943
Depreciation and amortization	3,275	2,195	8,877	6,329
General and administrative	940	705	2,791	2,092
	27,335	17,677	70,046	48,364

EARNINGS BEFORE NET LOSS
ON DISPOSITIONS OF ASSETS, OTHER
INCOME, INTEREST EXPENSE,
MINORITY INTEREST AND INCOME TAX EXPENSE	6,722	4,764	14,179	9,885

Net loss on dispositions of assets	(13)	(1)	(13)	(6)
Other income	38	47	115	108
Interest expense	(3,759)	(2,181)	(9,249)	(5,804)
Minority interest	(167)	(122)	(309)	(272)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAX EXPENSE	2,821	2,507	4,723	3,911

Income tax expense	(341)	(268)	(230)	(261)

NET INCOME	2,480	2,239	4,493	3,650

Preferred stock dividend	(211)	(304)	(749)	(912)

NET INCOME AVAILABLE
TO COMMON SHAREHOLDERS	$ 2,269	$ 1,935	$ 3,744	$ 2,738

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
EPS Basic	$ 0.11	$ 0.16	$ 0.19	$ 0.23
EPS Diluted	$ 0.11	$ 0.15	$ 0.19	$ 0.23

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited – In thousands, except per share data:

	Three months		Nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006
Weighted average shares outstanding for:
calculation of earnings per share - basic	20,448	12,073	20,062	12,067
calculation of earnings per share - diluted	20,472	14,762	20,084	12,072

Weighted average shares outstanding for:
calculation of FFO per share - basic	20,448	12,073	20,062	12,067
calculation of FFO per share - diluted	22,360	14,957	22,327	14,762

Reconciliation of net income to FFO
Net income available to common shareholders	$ 2,269	$ 1,935	$ 3,744	$ 2,738
Depreciation and amortization	3,275	2,195	8,877	6,329
Net loss on disposition of assets	13	1	13	6
FFO available to common shareholders	$ 5,557	$ 4,131	$ 12,634	$ 9,073

FFO per share - basic	$ 0.27	$ 0.34	$ 0.63	$ 0.75
FFO per share - diluted	$ 0.26	$ 0.30	$ 0.60	$ 0.68

FFO is a non-GAAP financial measure. The company considers FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of the company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. The company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the company’s liquidity, nor is it indicative of funds available to fund the company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, the company’s calculation may not be the same as the calculation of FFO for similar REITs.

The company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Supertel Hospitality, Inc., are typically members of NAREIT. The company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the company believes that FFO provides a meaningful indication of its performance.

Unaudited-In thousands	Three months		Nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006
RECONCILIATION OF NET INCOME TO EBITDA
Net income available to common shareholders	$ 2,269	$ 1,935	$ 3,744	$ 2,738
Interest	3,759	2,181	9,249	5,804
Income tax expense	341	268	230	261
Depreciation and amortization	3,275	2,195	8,877	6,329
Minority interest	167	122	309	272
Preferred stock dividend	211	304	749	912
EBITDA	$ 10,022	$ 7,005	$ 23,158	$ 16,316

EBITDA is a non-GAAP financial measure. With respect to EBITDA, the company believes that excluding the effect of non-operating expenses and non-cash charges, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.

EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA is not a measure of the company’s liquidity, nor is EBITDA indicative of funds available to fund the company’s cash needs, including its ability to make cash distributions. Neither measurement reflects cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the company’s operating performance.

The following table sets forth the continuing operations of the company’s hotel properties for the three and nine months ended September 30, 2007 and 2006, respectively. The comparisons below include the company’s 115 and 85 hotels for September 30, 2007 and 2006. This presentation includes non-GAAP financial measures. The company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ results. “Same Store locations” reflect 76 hotels owned as of January 1, 2006, used for YTD 2007 and 2006; 79 hotels owned as of July 1, 2006 used for the three months ended 2007 and 2006. The company refers to its entire hotel portfolio as limited service hotels which can be further described as mid-scale without food and beverage, economy and economy extended stay.

Unaudited-In thousands, except statistical data:	Three months		Nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006
Same Store:
Revenue per available room (RevPAR):
Midscale w/o F&B	$ 55.73	$ 55.01	$ 50.95	$ 50.53
Economy	$ 34.62	$ 32.16	$ 30.45	$ 29.32
Total	$ 42.89	$ 41.11	$ 38.26	$ 37.39

Average daily room rate (ADR):
Midscale w/o F&B	$ 76.92	$ 74.53	$ 75.43	$ 71.88
Economy	$ 48.97	$ 48.75	$ 48.16	$ 47.75
Total	$ 60.08	$ 59.55	$ 58.98	$ 57.71

Occupancy percentage:
Midscale w/o F&B	72.4%	73.8%	67.5%	70.3%
Economy	70.7%	66.0%	63.2%	61.4%
Total	71.4%	69.0%	64.9%	64.8%

Entire Portfolio:
Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 33,136	$21,839	$ 81,863	$ 56,710
Telephone revenue	129	70	375	148
Other hotel service revenues	792	532	1,987	1,391
Total revenue from room rentals and other hotel services	$ 34,057	$22,441	$ 84,225	$ 58,249

Room rentals and other hotel services
Midscale w/o F&B	$ 11,509	$11,409	$ 29,192	$ 29,006
Economy	11,048	10,282	28,180	27,177
Same Store locations	22,557	21,691	57,372	56,183
Midscale w/o F&B	1,019	-	3,592	738
Economy	8,273	-	17,178	578
Extended Stay	2,208	750	6,083	750
Acquisitions	11,500	750	26,853	2,066
Total room rental and other hotel services	$ 34,057	$22,441	$ 84,225	$ 58,249

Hotel and property operations expense
Midscale w/o F&B	$ 7,435	$ 7,048	$ 19,434	$ 18,793
Economy	7,706	7,253	20,728	19,632
Same Store locations	15,141	14,301	40,162	38,425
Midscale w/o F&B	656	-	2,515	563
Economy	5,833	-	11,660	475
Extended Stay	1,490	476	4,041	480
Acquisitions	7,979	476	18,216	1,518
Total hotel and property operations expense	$ 23,120	$14,777	$ 58,378	$ 39,943

Property Operating Income ("POI")
Midscale w/o F&B	$ 4,074	$ 4,361	$ 9,758	$ 10,213
Economy	3,342	3,029	7,452	7,545
Same Store locations	7,416	7,390	17,210	17,758
Midscale w/o F&B	363	-	1,077	175
Economy	2,440	-	5,518	103
Extended Stay	718	274	2,042	270
Acquisitions	3,521	274	8,637	548
Total property operating income	$ 10,937	$ 7,664	$25,847	$18,306

Unaudited-In thousands, except statistical data:

	Three months		Nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006
POI as a percentage of revenue from room rentals
and other hotel services
Midscale w/o F&B	35.4%	38.2%	33.4%	35.2%
Economy	30.2%	29.5%	26.4%	27.8%
Same Store locations	32.9%	34.1%	30.0%	31.6%
Midscale w/o F&B	35.6%	-	30.0%	23.7%
Economy	29.5%	-	32.1%	17.8%
Extended Stay	32.5%	36.5%	33.6%	36.0%
Acquisitions	30.6%	36.5%	32.2%	26.5%
Total POI as a percentage of revenue	32.1%	34.2%	30.7%	31.4%

	Three months		Nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006
RECONCILIATION OF NET INCOME TO POI
Net income	$ 2,480	$ 2,239	$ 4,493	$ 3,650
Depreciation and amortization	3,275	2,195	8,877	6,329
Net loss on disposition of assets	13	1	13	6
Other income	(38)	(47)	(115)	(108)
Interest expense	3,759	2,181	9,249	5,804
Minority interest	167	122	309	272
General and administrative expense	940	705	2,791	2,092
Income tax expense	341	268	230	261
POI	$ 10,937	$ 7,664	$ 25,847	$ 18,306